EXHIBIT 10.3
                                                           As of January 1, 1999

Executive Sports International, Ltd.
11770 U.S. Highway #1, Suite 100
North Palm Beach, Florida  33408

         Re:      INDEPENDENT MARKETING AND SUPPORT AGREEMENT

Gentlemen:

         This letter will set forth the agreements and understandings between Nicklaus/Flick Game Improvement ("NFGI"), an unincorporated division of Golden Bear Golf, Inc. ("GB Golf"), and Executive Sports International, Ltd. ("ESI") regarding the formation and implementation of a strategic alliance to be formed by the parties as independent contractors in connection with the promotion, marketing, sale and operation of NFGI's Executive Golf(TM) programs and those other group golf school and clinic programs offered by NFGI to corporate and commercial accounts from time to time during the term of this Agreement (collectively, the "Corporate Programs"), and the sale of NFGI's Faults & Cures(TM), Master Golf(TM) and other golf school programs marketed and offered by NFGI to the general public on an individual enrollment basis (the "Retail Programs"), as follows:

         1. Subject to the further terms and conditions of this Agreement, NFGI hereby agrees to appoint ESI as its exclusive independent distributor and marketing representative to market and sell Corporate Programs to the following classes of customers and prospects: (i) those corporations and business organizations which now purchase or have previously purchased Corporate Programs through the efforts of NFGI's marketing and sales staff and GB Golf's general marketing staff (the "GB Golf Clients"); and (ii) those corporations and business organizations developed by ESI as clients and sponsors for its other sports marketing and management activities which are specifically approved by NFGI as potential customers of the Corporate Programs (the "ESI Clients"). Annexed hereto as Schedule "1" is an agreed list of the GB Golf Clients and the ESI Clients (collectively, the "Approved Customers") as of the date of this Agreement, which Schedule shall be updated not less frequently than monthly to reflect new client contacts developed by GB Golf and the additional ESI Clients reviewed and approved by NFGI as required by this paragraph. The parties agree that any customers listed as GB Golf Clients and ESI Clients on the initial Schedule "1" annexed hereto will be treated as ESI Clients for purposes of this Agreement, without prejudice to the rights of both parties to continue their business relationships with such Approved Customers during the term of this Agreement and thereafter. ESI understands and agrees that it will not offer any Corporate Programs or make any corporate entertainment or incentive proposal involving the use of Corporate Programs to any party prior to the time such party is identified as a GB Golf Client or accepted by NFGI as an ESI Client.

         2. As soon as practicable after the date of this Agreement, ESI shall take over primary responsibility for direct sales of Corporate Programs to Approved Customers as an independent contractor to NFGI. In such capacity, ESI will perform those direct sales functions identified in Schedule "2" annexed hereto, together with such related activities as may be necessary or proper to assure the timely and thorough performance of the listed activities. ESI will be responsible for providing sufficient sales staff to discharge its responsibilities under this

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Agreement, and ESI management will be responsible for providing such staff with adequate management and direction in the conduct of their sales activities. NFGI staff will retain control over marketing for the Corporate Programs, and will exercise primary responsibility for and discretion over the following marketing activities: (i) development of new Corporate Programs and review and approval of customized program elements offered to Approved Customers; (ii) development and production of advertising and promotional materials for Corporate Programs;
(iii) establishing pricing and discount structures for the Corporate Programs and related services and products offered by NFGI in conjunction therewith; (iv) allocation of inventory of host sites and instructor time between Corporate Programs and other programs and services offered by NFGI to other customers; and
(v) creation of marketing and sales strategies and incentive programs to promote the sale of Corporate Programs, and review of sales goals and programs developed by ESI management prior to implementation. In order to assure adequate coordination between the marketing and sales efforts of the parties and to identify potential problem areas in the representation of Corporate Programs, the parties agree that their senior sales management will hold meetings in person or by teleconference not less frequently than monthly to review progress since the last management meeting and to plan for the sales and marketing strategies to be implemented prior to the next management meeting.

         3. In addition to providing sales representation for Corporate Programs, ESI will have the non-exclusive right to provide sales representation to NFGI with respect to the Retail Programs, which representation will consist of soliciting orders from Approved Customers for multiple student enrollments in the Retail Programs to the extent that (i) such customers are unable or unwilling to meet all of their golf instructional needs through the purchase of Corporate Programs or (ii) NFGI requests ESI to present such purchases as an alternative to Corporate Programs in order to balance staffing or site requirements or assist NFGI in the management of inventories of Retail Programs. As compensation for its sales of Retail Programs, ESI will receive commissions based upon the net sales of NFGI of Retail Programs sold by ESI to Approved Customers during the term of this Agreement at the rate of twenty-five percent (25%) of net sales of Faults & Cures(TM) and other single day programs and ten percent (10%) of net sales of Master Golf(TM) and other multiple day programs. The foregoing commission rates have been established for normal volumes of Retail Programs sold at NFGI's normal published retail prices. In the event that ESI is successful in generating large volume sales to a key account at full retail pricing, NFGI will consider bonus compensation on such sales where justified by margin contribution. NFGI will also consider requests for discounts or allowances to ESI customers for large volume sales, provided that an appropriate reduction in commissions is made. Any deviation from base commission rates under this paragraph must be considered on a case-by-case basis and approved in writing prior to the time ESI presents the volume sale opportunity to the Approved Customer. For purposes of this paragraph, "net sales" shall be determined by taking the net amount received by NFGI from sales of Retail Programs to Approved Customers during any accounting period, after application of discounts and allowances granted by NFGI to such customers, less the amount of any cash refunds granted to Approved Customers during such calendar year for cancellations of Retail Program enrollments purchased by them. Within sixty (60) days after the end of each calendar quarter, NFGI will provide ESI with a statement accounting separately for net sales of single day and multiple day

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Retail Programs received during such quarter, and will pay ESI the commissions earned with respect to such net sales at the time such statement is rendered.

         4. As an independent sales representative, ESI will not have the right to bind or commit NFGI to any contract to supply Corporate Programs or Retail Programs to an Approved Customer, and the role of ESI staff will be limited to presenting orders for Corporate Programs and Retail Programs to NFGI staff and assisting NFGI staff in the negotiation of sales agreements for acceptance by NFGI. ESI acknowledges that particular dates and sites for Corporate Programs and Retail Programs are subject to prior sale and inventory controls and that such matters cannot be committed to an Approved Customer except in a sales agreement signed by an officer of NFGI. In order to facilitate the presentation of orders and negotiation of contracts, the parties have agreed to follow those procedures outlined in Schedule "3" annexed hereto unless the mutually agree in writing to deviate from such procedures in a particular case in order to meet the special circumstances of an Approved Customer.

         5. In addition to its sales functions with respect to the Corporate Programs and Retail Programs, ESI agrees to provide event management support as an independent contractor to NFGI in order to implement those Corporate Programs held during the term of this Agreement, including programs committed to sales contract by NFGI prior to the date of this Agreement and those programs which are committed to contract as a result of the marketing and sales efforts of the parties during the term of this Agreement. Such support will include event coordination, host site liaison services and on-site staff support for Corporate Programs as more particularly described in Schedule "4" annexed hereto, provided that NFGI staff will remain responsible for providing those services and implementing those actions identified as NFGI responsibilities in such schedule. In providing support services to NFGI with respect to Corporate Programs implemented during the term of this Agreement, ESI staff will not be authorized to commit NFGI to any contract or obligation with a host site or service provider or to otherwise modify, waive or enlarge and terms of any existing contract or obligation without the prior express written consent of an officer of NFGI.

         6. The parties acknowledge that GB Golf will retain all rights in the Nicklaus/Flick trademarks and all other trademarks, tradenames and endorsement rights utilized from time to time to identify NFGI or any of the Corporate Programs offered under this Agreement (collectively, the "NFGI Endorsement"). NFGI will provide ESI with supplies of advertising and promotional materials incorporating the NFGI Endorsement in quantities comparable to those utilized by NFGI for its Corporate Programs during calendar year 1998 for ESI's use in selling the Corporate Programs to Approved Customers, and NFGI management will assist ESI in development of appropriate methods for utilization of the NFGI Endorsement in sales presentations to Approved Customers. To the extent that ESI deems it necessary to obtain additional supplies of NFGI materials or to produce additional collateral advertising or promotional materials to promote its activities under this Agreement, ESI shall be entitled to do so subject to the limitations of this Section at its own sole cost and expense. ESI acknowledges that it is not authorized to utilize the NFGI Endorsement for any purpose other than the presentation of Corporate Programs to Approved Customers, and ESI will not develop any new advertising or promotional materials or make any other use of the NFGI Endorsement not developed by NFGI unless such activities are approved in advance by an officer of NFGI. ESI

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acknowledges that all trademark rights arising out of any use of the NFGI
Endorsement under this Agreement shall inure to the sole and exclusive benefit of Golden Bear International, Inc. as the owner of the related trademarks and to GB Golf as its exclusive licensee. In addition to the trademark and endorsement rights held by GB Golf, ESI recognizes NFGI's sole ownership of all other intangible rights in the Corporate Programs and Retail Programs marketed and implemented by ESI as a subcontractor under this Agreement. ESI agrees that it shall not have the right to modify any such program without the prior express written consent of NFGI, or to market, operate, utilize or otherwise benefit from any such program except as expressly set forth in this Agreement.

         7. As compensation for its sales representation services on behalf of the Corporate Programs under this Agreement, ESI will be entitled to receive an agreed percentage of sales using the scale set forth in Schedule "5" annexed hereto (the "Compensation Percentage") in the event that the gross receipts of NFGI from sales of Corporate Programs during each calendar year equal or exceed the Minimum Sales Target for such year as set forth in Schedule "5". For purposes of calculating the compensation due to ESI under this paragraph, "gross receipts" shall be defined as the total of all payments actually received by NFGI from Approved Customers during a calendar year period with respect to Corporate Programs purchased by them, after application of any cash discounts allowed and deduction for unrelated goods or services purchased, less the amount of any cash refunds granted to Approved Customers during such calendar year for cancellations or other adjustments made to Corporate Programs purchased. Within sixty (60) days after the end of each calendar year, NFGI will provide ESI with a statement, certified by the Chief Financial Officer of GB Golf, setting forth the gross receipts generated by NFGI during such calendar year and the compensation earned by ESI with respect thereto, if any. In the event that the gross receipts as shown in such statement equals or exceeds the Minimum Sales Target for such calendar year, NFGI will pay the compensation earned by ESI at the time such statement is rendered.

         8. NFGI shall be responsible as the operator of the Corporate Programs for payment of those direct expense items relating to the marketing and execution of Corporate Programs identified in Schedule "6" annexed hereto from the gross receipts of such programs. Out-of-pocket expenses for individual events managed by ESI will be budgeted in a written cost sheet as far in advance as practicable and approved or committed by NFGI prior to the time they are incurred, and NFGI shall not be responsible for payment or reimbursement of any third party charges unless scheduled in a cost sheet and approved or committed as provided in this section. Expenses approved for reimbursement shall be paid or credited to the account of ESI within thirty (30) days after receipt by NFGI of a completed expense report with appropriate backup documentation. Except for such expenses, the parties agree that each of them shall be responsible as an independent contractor for payment of its own overhead and expenses of performing its obligations under this Agreement from the revenues received from this Agreement. In order to defray ESI's expenses under this Agreement, NFGI agrees to pay ESI an advance of nineteen thousand one hundred twenty-five dollars ($19,125) per calendar quarter against the management fees due under paragraph 9, below, in the first calendar year of this Agreement, which advance will be paid on or before the last day of March, June, September and December of 1999. 1999, such advance will be offset against the compensation actually earned by ESI for such year. If ESI fails to earn sufficient management fees to offset such advance

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during 1999, the unrecouped balance of such advance will be carried forward until offset other compensation earned by ESI or repaid to NFGI.

         9. In addition to the compensation payable to ESI with respect to its efforts as a sales representative under this Agreement, NFGI agrees to pay ESI a management fee for its event management services in an amount equal to three percent (3%) of the gross receipts of NFGI from the Corporate Programs in each calendar year during the term of this Agreement, which percentage fee will be paid on a "first dollar" basis on all gross receipts regardless of whether or not ESI meets or exceeds the Minimum Sales Target for such calendar year. Such management fee will be separately computed from the annual statement of gross receipts rendered by NFGI under paragraph 7, above, and paid to ESI at the time such statement is rendered, net of any offsets allowed under paragraph 8, above.

         10. Unless otherwise agreed in writing by the parties, NFGI will not authorize any other independent contractor to provide sales representation for the Corporate Programs during the term of this Agreement. This covenant shall not restrict NFGI staff from contacting Approved Customers for its own account, or from obtaining referrals of prospects for Approved Customers from its affiliated parties, provided that such prospects shall be turned over to ESI if designated as Approved Customers. During the term of this Agreement, and for a period of six (6) months thereafter, ESI agrees that it will not offer any of the Approved Customers a golf instructional, clinic or entertainment program providing features similar to the Corporate Programs or Retail Programs unless such program is operated by NFGI or authorized and licensed by GB Golf. In the event that this Agreement is terminated prior to the expiration date by NFGI for reasons other than a material breach by ESI or by ESI by reason of a material breach by NFGI, the parties agree that the six (6) month post termination non-competition covenant shall not apply. ESI acknowledges that this covenant is reasonably necessary to protect the interests of NFGI in light of the exclusive sales representation being provided by ESI under this Agreement, and that it is a material inducement for NFGI to turn over representation and fulfillment responsibilities for the NFGI Clients to ESI under this Agreement.

         11. In order to prevent conflicts between the sales activities being conducted by ESI under this Agreement and its normal sports marketing sales activities, the parties agree that NFGI shall have the right to approve ESI's offering of other services, hospitality packages, sports properties and sponsorship opportunities to NFGI Clients, Approved Customers introduced to ESI by NFGI and/or its affiliates, and potential clients and customers initially contacted by ESI as a result of its participation in the management of events under this Agreement (collectively, the "Protected Clients"), prior to the time such items are first offered to Protected Clients by ESI. NFGI will not unreasonably withhold such approval, provided that any additional offering does not divert the primary attention of ESI's staff from its obligations to promote Corporate Programs and Retail Programs under this Agreement or substantially dilute the investment of such Protected Clients in the Corporate Programs or Retail Programs by offering alternative golf related opportunities which conflict with such investment. In order to compensate NFGI for the benefits conferred on ESI by the opportunity to offer other products and programs to a Protected Client, ESI agrees to pay NFGI a commission equal to three percent (3%) of the gross receipts generated by ESI from such sales over the following periods: (i) the one year period commencing when ESI receives its first payment from a Protected Client, if NFGI identifies such

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Protected Client to ESI, or (ii) the term of ESI's initial agreement with a
Protected Client identified by NFGI, including any the term of any renewal options committed by ESI at the time such agreement is signed, but excluding any subsequent renewals or extensions negotiated after the initial agreement is implemented. All commissions earned under this paragraph will be payable within thirty (30) days after ESI's receipt of corresponding payments from the Protected Client. For purposes of this paragraph, a Protected Client will be deemed "identified" by NFGI if such client is scheduled as an NFGI Client under this Agreement, or if NFGI or GB Golf staff provide identify such Protected Client as a possible customer of ESI prior to the time such Protected Client has been contacted by ESI staff. In the event of any BONA FIDE dispute between the parties as to whether a Protected Client contacted by both parties has been identified by NFGI, the parties agree that the agreed commissions shall be paid in the first year of any agreement between ESI and such Protected Client and that commissions for any subsequent years in the term of such agreement shall be paid at a rate to be determined by the parties in good faith on a case-by-case basis and set forth in Schedule "1", as amended from time to time.

         12. The initial term of this Agreement shall commence on January 1, 1999, and shall continue through December 31, 2001, subject to the further terms and conditions of this paragraph. The parties shall take such steps prior to the commencement date as may be reasonably necessary to effect an orderly transition of all subcontracted responsibilities from NFGI staff to ESI, including the transfer of responsibility for all current sales leads and fulfillment responsibilities for Corporate Programs scheduled for execution after the commencement date. This Agreement may be extended by the parties after the expiration of its initial term on such terms as may be mutually agreed between them, provided that the failure of the parties to extend this Agreement shall not release NFGI from its obligation to render a final statement for calendar year 2000 under paragraph 6 within sixty (60) days after expiration of the term and to pay all compensation earned by ESI for such calendar year. Either party shall have the right to terminate this Agreement at any time prior to its expiration by giving written notice of its intention to terminate to the other party at least sixty (60) days prior the stated effective date of such termination. In the event of an early termination of this Agreement, the parties shall both use their best efforts to take such steps during the notice period as may be reasonably necessary to effect an orderly transition of all subcontracted responsibilities from ESI to NFGI staff or a successor subcontractor designated by NFGI. Within sixty (60) days after the effective date of any early termination of this Agreement, NFGI shall render final statements under paragraphs 3 and 7 for the partial calendar year in which such termination occurs, which shall detail all net revenues and gross receipts obtained by NFGI prior to the effective date of such termination and compute the commissions earned on such net revenues under paragraph 3, the management fees earned on gross receipts under paragraph 9, and the compensation for sales efforts earned under paragraph 7, with respect to such gross receipts. In computing the sales compensation, if any, to be paid to ESI under paragraph 7 for such partial year, the Minimum Target Sales and other compensation levels shall be prorated based upon the number of days elapsed prior to the termination date, and the agreed compensation percentages shall be applied to the actual gross receipts based upon the prorated target sales levels for such partial year. Upon receipt of such final statement, the parties agree to make such payments as may be necessary to effect a final reconciliation of any net payments due after application of any remaining credits under paragraph 8, above.

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         13. The parties agree that the exclusive relationship established under paragraph 1, above, shall not prevent NFGI from accepting offers to purchase Corporate Programs made for purchasers other than Approved Customers (the
"Direct Purchasers") by their in house purchasing officials or sales and marketing representatives retained by them, subject to the further terms and conditions of this paragraph. NFGI agrees that the discounts granted and commissions paid to Direct Purchasers under this paragraph will not exceed the Compensation Percentage which ESI is entitled to earn with respect to the gross receipts generated from such Direct Purchaser under paragraph 7 of this Agreement, and that NFGI will provide ESI with a written recap for each Direct Purchaser showing the gross sales made and commissions and allowances granted on or before the due date of its annual statement of gross receipts under such paragraph. The parties agree that the gross receipts generated by NFGI from sales of Corporate Programs to Direct Purchasers in any fiscal period shall be counted as "gross receipts" of NFGI under such paragraph for purposes of computing the Minimum Sales Targets and Compensation Percentage applicable to ESI sales under Schedule "5", provided that the total compensation earned by ESI under paragraph 7 shall be reduced by the actual total amount of commissions paid and discounts and allowances granted to such Direct Purchaser and its representatives.

         14. Each party will act as an independent contractor hereunder, and no party shall have the right to bind another party to any matter, cause or thing without the prior written consent of the party to be charged. Each party shall be responsible for payment of its own taxes in connection with any activities undertaken by such party under this Agreement, including employer contributions, withholding taxes and mandatory insurance with respect to employees performing services on behalf of such party. Each party shall be responsible for directing its respective employees and agents and for selecting the manor, methods and means selected to accomplish the purposes of this agreement.

If the foregoing accurately sets forth the terms of our agreement, please sign the counterparts of this letter to indicate your acceptance of the above terms and retain one of the signed counterparts for your files.

ACCEPTED AND AGREED TO:                     Very truly yours,

Executive Sports International, Ltd.
By: Executive Sports International, Inc.,
      General Partner

By:_________________________
Name:
Title:
Its Authorized Officer